Exhibit 4.34

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note is made and entered into effective as of April 2, 2018, by and between EVO Transportation & Energy Services, Inc. (“Maker”) and Danny R. Cuzick (“Noteholder”).

WHEREAS, Maker and Noteholder are parties to a $3,800,000 Promissory Note dated February 1, 2017 (the “Note”); and

WHEREAS, Maker and Noteholder desire to amend the Note as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Section 1. The definition of “Maturity Date” in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means the earlier of (a) July 1, 2019; and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

2. Within five business days of the effective date of this amendment, Maker agrees to pay to Noteholder all accrued and unpaid interest payable under the Note as of the effective date of this amendment.

3. Noteholder agrees not to declare or attempt to enforce any rights with respect to any actual or alleged default or event of default which may have occurred prior to the date hereof.

4. All other terms and conditions of the Note shall remain as stated in the Note.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Promissory Note be executed effective as of the date first above written.

MAKER:

EVO TRANSPORTATION & ENERGY SERVICES, INC.

/s/ John Yeros
By: John Yeros
Its: Chief Executive Officer

NOTEHOLDER:

/s/ Danny R. Cuzick
Danny R. Cuzick